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                                                                   EXHIBIT 10.18

                              AMENDED AND RESTATED
                         SUBSCRIPTION LICENSE AGREEMENT

      This Amended and Restated Subscription License Agreement (this "Agreement") is entered into on this 9th day of October, 2001 and is deemed effective as of October 1, 2001 ("Effective Date") by and between VerticalNet, Inc. ("VNI") and VerticalNet Enterprises LLC, formerly known as Tradeum, Inc. which d/b/a VerticalNet Solutions ("VNS"), on the one hand, and Converge, Inc., a Delaware corporation ("Converge"), on the other hand.

                                    RECITALS

      WHEREAS, VNI, VNS and Converge entered into a Subscription License Agreement dated December 19, 2001, and amended same pursuant to a First Amendment to Subscription License Agreement dated as of January 31, 2001 (the "Original SLA"); and

      WHEREAS, as a financial accommodation in favor of Converge, VNI, VNS and Converge desire to enter into this Agreement which, as of the Effective Date, will supersede the Original SLA in its entirety, except as specified herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, and intending to be legally bound, the parties agree as follows:

      1. Amendment and Restatement of Original SLA; Definitions.

            1.1 Amendment and Restatement of Original SLA. This Agreement amends and restates the Original SLA in its entirety, except as specified herein. The provisions of this Agreement including, without limitation, the provisions of
Section 3.1.1, reflect a financial accommodation in favor of Converge.

            1.2 Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

                  1.2.1 "Affiliate" means, when used with reference to a party, any individual or entity directly or indirectly Controlling, Controlled by or under common Control with such party.

                  1.2.2 "API Documentation" means documentation for a Trade Secret Module that describes its input and output formats and content, and that is sufficient for a person of ordinary skill in the industry to enhance, update and maintain the Products with respect to which the Trade Secret Module's application program interface(s) interact.

                  1.2.3 "Business Day" means a day other than a Saturday, Sunday or federal holiday.

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                  1.2.4 "Control" (including all derivations thereof) means, with respect to a party, the direct or indirect ownership of at least 50% of the outstanding voting securities of a party, or the right to control the policy decisions of such party.

                  1.2.5 "Converge Marketplace" means a Public Marketplace operated by or for Converge or any Converge Subsidiary, which Public Marketplace serves (other than through incidental use) only the High Technology Industry, including, without limitation, the Converge Web Site.

                  1.2.6 "Converge Non-Renewal Election" has the meaning ascribed to such term in Section 9.6 of the Maintenance and Support Agreement.

                  1.2.7 "Converge Remedy Election Date" means the date on which a Converge Remedy Election (as such term is defined in Section 10.3.2) occurs.

                  1.2.8 "Converge-Requested Enhancement" has the meaning ascribed to such term in the Maintenance and Support Agreement.

                  1.2.9 "Converge Subsidiary" means any corporation or other entity that is wholly-owned, directly or indirectly, by Converge.

                  1.2.10 "Converge Web Site" means a web site owned and operated by or for Converge or any Converge Subsidiary, such as the web site at www.converge.com, or any successor(s) to such web site, which web site or successor(s) shall be designed to serve primarily the High Technology Industry.

                  1.2.11 "Deliverables" shall mean the "Deliverables" provided by VNS to Converge under the PSA.

                  1.2.12 "Deployed Products" means Products that have been implemented and are being utilized by Converge, or that are the subject of a statement of work or other similar document executed by Vert and Converge as of the relevant date in question and pursuant to which such Products will be implemented for utilization by Converge, on an ongoing basis in conjunction with the maintenance, enhancement and operation of any Converge Marketplace, including any Enhancements and Maintenance Updates to such Products that have been released as of such date.

                  1.2.13 "Derivative Works" means works that are based on underlying works and that would be copyright infringements if prepared without the authorization of the copyright owners of the underlying works.

                  1.2.14 "Documentation" means the documentation for the Products that is made generally available by Vert to users or licensees of such Products and, with respect to Products that have been customized for Converge, any supplemental documentation for such Products that is provided by VNS to Converge pursuant to the Maintenance and Support Agreement.


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                  1.2.15 "Enhancement" means a Vert-General Release Enhancement or a Converge-Requested Enhancement.

                  1.2.16 "Escrow Agreement" means the Software Escrow Agreement among VNI, VNS, Converge and the Escrow Agent entered into pursuant to the Original SLA.

                  1.2.17 "Escrow Agent" means Fort Knox Escrow Services, Inc.

                  1.2.18 "Future Products" means any Products of the type described in clause (a) of Section 1.2.30 that are released by Vert after the Effective Date.

                  1.2.19 "High Technology Industry" means entities doing business in the computing, electronic components, telecommunications (including cellular) equipment, networking equipment and/or consumer electronics markets.

                  1.2.20 "Initial Deployed Products" means the Deployed Products as of the Effective Date.

                  1.2.21 "Intellectual Property" shall mean any and all trade secrets, patents, copyrights, trademarks, service marks, trade names, domain names, trade dress, URLs, brand features, know-how and similar rights of any type under the laws of any applicable governmental authority, including, without limitation, all applications and registrations relating to any of the foregoing.

                  1.2.22 "Intellectual Property Rights" shall mean all rights in and to Intellectual Property.

                  1.2.23 "Maintenance and Support Agreement" means the Maintenance and Support Agreement dated as of the Effective Date among VNS, VNI and Converge.

                  1.2.24 "Maintenance and Support Services" has the meaning ascribed to such term in the Maintenance and Support Agreement.

                  1.2.25 "Maintenance Updates" has the meaning ascribed to such term in the Maintenance and Support Agreement.

                  1.2.26 "Object Code" means computer programming code in compiled, machine readable format, running, to the extent available, on each of Unix (at least Tru64 and HP-UX) and Windows NT (or their successor operating systems), together with all related end-user or installation manuals and other similar Documentation.

                  1.2.27 "Party" or "party" means Vert, VNI and/or VNS, as applicable, on the one hand, and Converge on the other hand.

                  1.2.28 "Personnel" means agents, employees, independent contractors, temporary employees or subcontractors engaged or appointed by Converge, VNI or VNS, respectively.


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                  1.2.29 "Product Term" means the period that commenced on the
"Effective Date" under the Original SLA and shall end on the soonest of (a) March 31, 2003, (b) the Converge Remedy Election Date, or (c) the Vert Remedy Election Date.

                  1.2.30 "Products" means (a) all present and future software products and tools, including separately identified modules contained therein, that are owned by VNI or any VNI Subsidiary or licensed by Vert with the right to grant the necessary sublicense right to Converge, except where such sublicense right has been granted to Vert solely for the purpose of reselling the third party software on a stand-alone basis and for which Vert customarily separately charges a substantial additional license fee to its sublicensees, and that are made generally available by VNI or any VNI Subsidiary, on either a stand-alone basis or as part or component of a service or another Product provided by or for VNI or any VNI Subsidiary, during the Product Term (whether or not generally available, in development or planned as of the Effective Date), including, without limitation, the products, tools and separately identified modules on Exhibit A hereto; and (b) all Vert-General Release Enhancements to such software products and tools that are released by Vert during the Product Term, and (c) all Maintenance Updates provided by Vert to Converge under the Maintenance and Support Agreement; and (d) all Converge-Requested Enhancements provided by Vert to Converge under the Maintenance and Support Agreement; and
(e) all Vert-Owned Deliverables.

                  1.2.31 "Professional Services Agreement" means the Professional Services Agreement, dated as of December 19, 2000, between VNS and Converge, which was terminated as of the Effective Date pursuant to the PSA Termination Agreement.

                  1.2.32 "Prohibited Change in Control of Converge" means the occurrence of (a) a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split or other transaction, as a result of which any person or entity that is a competitor of Vert at the time of such occurrence (i) becomes the beneficial owner (as defined in Rule 13-d under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Converge (or any of its successors or permitted assigns) representing more than 50% of the voting stock of Converge (or of any of its successors or permitted assigns) or representing more than 50% of the combined voting power with respect to the election of directors of Converge's then outstanding securities (or those any of Converge's successors or permitted assigns), (ii) obtains the ability to appoint a majority of the Board of Directors of Converge (or of the Board of Directors or equivalent governing body of any of Converge's successors or permitted assigns), or (iii) obtains the ability to direct the operations or management of Converge (or of any of its successors or permitted assigns), or (b) the sale or other transfer by Converge (or any of its successors or permitted assigns) of all or substantially all of its assets to a competitor of Vert at the time of such sale or transfer or a liquidation or dissolution of Converge (or any of its successors or permitted assigns) where all or substantially all of its assets are distributed to a competitor of Vert at the time of such distribution or transfer.

                  1.2.33 "Prohibited Change in Control Remedy Election Date" means the date on which a Prohibited Change in Control Remedy Election (as such term is defined in Section 12) occurs.


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                  1.2.34 "PSA Termination Agreement" means the Termination
Agreement dated as of the Effective Date between VNS and Converge, pursuant to which the Professional Services Agreement was terminated as of the Effective Date.

                  1.2.35 "Public Marketplace" means (a) an electronic marketplace or exchange through which products or services are offered or sold, which marketplace or exchange may be accessed concurrently by more than one buyer and more than one seller ("many-to-many"), including, without limitation, the public marketplaces or exchanges of the following entities: e2Open, Inc., eChip, Inc. and eConnections, Inc., and (b) virtually private views or instantiations operating within or as a subset of a Public Marketplace ("one-to-many"). Public Marketplace does not include (a) instantiations of an electronic marketplace designed to facilitate purchase and sale transactions solely between only one unique and constant buyer buying from one or many sellers in that marketplace or (b) instantiations of an electronic marketplace designed to facilitate purchase and sale transactions solely between only one unique and constant seller selling to one or many buyers in that marketplace. To the extent a single entity uses any Trade Product to buy and sell using the same instantiation of such Trade Product, it shall be considered a Public Marketplace. For the purposes of this definition, when determining whether one or more buyers or sellers has access to an electronic marketplace or exchange, the following rules shall apply: (i) if one or more Affiliates of a person or entity that has access to an electronic marketplace or exchange have access to the marketplace or exchange, such person or entity and its Affiliate(s) that have access to the marketplace or exchange shall be counted as one buyer or seller, as the case may be, (ii) if one or more divisions or operating units of an entity have access to an electronic marketplace or exchange, such divisions and/or operating units and the entity shall be counted as one buyer or seller, as the case may be, and (iii) if one or more divisions or operating units of Affiliates have access to an electronic marketplace or exchange, such divisions and/or operating units and the Affiliates shall be counted as one buyer or seller, as the case may be.

                  1.2.36 "Source Code" means computer programming code in human readable, high-level language format, together with all related Documentation (including programmers' notes and annotations, logic flows, etc.).

                  1.2.37 "Structured Negotiations Product" means the Product that is Structured Negotiation 3.0.6 with Converge customization, as delivered by Vert to Converge for production on August 4, 2001 pursuant to the Original SLA and the Professional Services Agreement.

                  1.2.38 "Trade Product" means the following Products: (a) VerticalNet Auction; (b) Structured Negotiations Product; (c) VerticalNet RFP/RFQ; (d) VerticalNet Exchange; (e) VerticalNet Catalogs; and (f) all other generally-available Products that enable buyers and sellers to transact through an electronic marketplace or exchange. Separately identified modules will only be considered Trade Products when used in conjunction with Trade Products.

                  1.2.39 "Trade Secret Module" means any functionally discrete, separately compilable component of a Product, the design of which is not generally known or easily discovered by observation or examination, and with respect to which the Source Code is treated


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by Vert with a degree of care significantly above and beyond the level with which it normally treats other Source Code, provided that such component includes application program interface(s) sufficient to allow Converge to enjoy benefits substantially similar to those that Converge would have enjoyed if it had obtained Source Code for such component. As of the Effective Date, such Trade Secret Modules include: the Parametric Matching Engine, C2SF engine, C2Hub, Business Publisher and Business Publisher Agent. Trade Secret Modules also shall include functionally discrete components of Future Products that meet the requirements set forth in the first sentence of this paragraph.

                  1.2.40 "Vert" means VNI, acting through one or more of the VNI Subsidiaries, including, without limitation, VNS.

                  1.2.41 "Vert-General Release Enhancement" means any modification, improvement or enhancement to a Product that adds program features or functions not previously included therein, including, without limitation, any new version or new release of such Product, but excluding any Converge-Requested Enhancement and/or any Maintenance Update. 1.2.42 "Vert Non-Renewal Election" has the meaning ascribed to such term in Section 9.5 of the Maintenance and Support Agreement.

                  1.2.43 "Vert-Owned Deliverables" means any "Deliverable" under the Professional Services Agreement that is owned by VNS in accordance with the terms of that Agreement.

                  1.2.44 "Vert Remedy Election Date" means the date on which a Vert Remedy Election (as such term is defined in Section 10.3.1) occurs.

                  1.2.45 "VNI Subsidiary" means any corporation or other entity that is wholly-owned, directly or indirectly, by VNI, including, without limitation, VNS.

                  1.2.46 "Year" means a twelve-month period commencing on the Effective Date or an anniversary of the Effective Date.

      2. Products Licenses and Usage.

            2.1 License Grant: Converge Marketplace Usage. Vert grants to Converge and the Converge Subsidiaries, on the terms of this Agreement, an irrevocable, perpetual and worldwide (subject to qualification as set forth in Section 2.5), non-exclusive, non-transferable (except in the event of a permitted transfer of this Agreement under Section 14.11), and non-sublicensable (except as expressly permitted under Section 2.3) right and license:

                  2.1.1 to use, load, store, transmit, execute, copy, distribute internally and as otherwise permitted under this Section 2.1, in any medium or distribution technology whatsoever, known or unknown, display and perform the Products, in Object Code format only, in connection with the creation, maintenance, enhancement and operation of any Converge Marketplace, including unlimited instantiations of the Products in connection therewith;


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                  2.1.2 to use the Products in connection with other software products, tools and services that are part of any Converge Marketplace or that are offered on any Converge Marketplace;

                  2.1.3 to allow third parties to access and use the Products, in Object Code format only, at any Converge Marketplace using browser or other access technology contemplated by the designs of the Products; and

                  2.1.4 to market, provide and sell to third parties any Converge products and services based on, using, enabled, facilitated and/or implemented by the Products, which products and services are provided by Converge through or via any Converge Marketplace.

            2.2 Additional Terms: Converge Marketplace Usage.

                  2.2.1 No Restrictions on Number of Users. There shall be no restriction on the number of subscribers to or registered users of, or numbers of transactions conducted on or through, any Converge Marketplace.

                  2.2.2 No Additional Fees. Except as otherwise expressly stated herein, neither Converge nor any Converge Subsidiary shall be obligated to pay any fees to Vert based upon the number of subscribers to or registered users of, or numbers of transactions conducted on or through, any Converge Marketplace. Except as otherwise expressly stated herein, Vert shall not directly charge, or attempt to assess or collect fees from, third-party users for any use of Products through or via use of any Converge Marketplace.

                  2.2.3 Third Party Licenses. When considering whether to implement any new instantiations of Products, Converge shall consult with Vert and Vert shall inform Converge whether such new instantiations would require Vert to pay any significant third-party license fees in connection therewith. In determining whether to implement such instantiations, Converge shall, in good faith, consider the financial impact on Vert of multiple or additional instantiations and will take that factor, as well as Converge's legitimate, good faith business, financial and technical reasons, into account in making its determination as to the number of instantiations.

                  2.2.4 Terms of Use. The Converge Marketplace shall include terms and conditions of use with substantially similar legal effect to those included in Exhibit D hereto (the "Terms of Use"). The Terms of Use shall be displayed on the Converge Marketplace in a manner consistent with customary industry practice and users of the Converge Marketplace shall be required to assent to the Terms of Use via click-through, in writing or in some other reasonable manner. Converge shall permit Vert to enforce, and, to the extent reasonably requested, assist Vert in enforcing its respective rights under the Terms of Use against persons and entities acting in violation thereof, to the extent Converge is permitted to do so by law.

            2.3 Sublicenses.

                  2.3.1 Sublicenses to End Users. Converge and the Converge Subsidiaries may grant to third parties ("End Users") non-sublicensable, non-transferable sublicenses to install and use components of the Products required to be installed within such


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third parties' computing environments (i.e., within their firewalls) for the sole and limited purpose of permitting such End Users to interact, integrate and/or interact with any Converge Marketplace, to include the use of services and products offered at any Converge Marketplace (each, an "End User License"). Converge shall cause all members of the Converge Marketplace to accept membership agreements that are (a) at least as protective of Vert's Intellectual Property Rights as this Agreement and (b) are otherwise consistent with customary and usual agreements of that type in the industry. Converge or the applicable Converge Subsidiary shall provide VNS with the total number of instantiations of each Product component being deployed by End Users each quarter; provided, however, that during any quarter after the first Year in which the number of instantiations of a Product component is less than ten, Converge shall not have to report the number of instantiations of such Product component during such quarter.

                  2.3.2 Other Sublicenses. Should Converge or the Converge Subsidiaries desire to grant any other sublicenses with respect to the Products, the parties shall in good faith discuss and consider whether and under what conditions Converge and the Converge Subsidiaries would be permitted to grant such other sublicenses, and any license fees and/or revenue share payments with respect thereto.

                  2.3.3 No Additional Sublicenses. Except as expressly set forth in this Agreement, Converge and the Converge Subsidiaries shall have no rights to sublicense the license rights granted to them hereunder.

            2.4 Source Code Delivery and License Rights.

                  2.4.1 License to Source Code. Subject to the other terms of this Agreement, Vert grants to Converge and the Converge Subsidiaries an irrevocable and perpetual (subject to termination as permitted under Section 2.4.5), worldwide (subject to qualification as set forth in Section 2.5), non-exclusive, non-transferable (except in the event of a permitted transfer of this Agreement under Section 14.11), and non-sublicensable right and license to internally use, load, store, transmit, test, execute, distribute, in any medium or distribution technology whatsoever, known or unknown, display, modify and have modified, and make and have made Derivative Works of, any Source Code furnished to Converge under this Agreement and of the Object Code forms thereof, solely in connection with use of the Products by Converge and the Converge Subsidiaries as permitted under this Agreement. All such modifications and Derivative Works to the Source Code, together with all Object Code forms thereof, shall be owned by Converge without divesting Vert or its licensor's ownership of the underlying Source Code and the Object Code forms thereof, and
(b) Converge shall remain permitted to use the underlying Object Code only as part of the Products licensed to Converge hereunder. Converge shall have the right to engage third-party consultants that are Converge-certified system integrators to perform such activities on behalf of Converge; provided, however, that each such third-party consultant shall agree in advance and in writing to be bound by obligations of nondisclosure and nonuse no less stringent than those set forth in this Section 2.4 and in Section 9. Subject to the foregoing sentence, Converge and the Converge Subsidiaries shall not provide any other persons or entities with access to any of the Source Code furnished to Converge under this Agreement.


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                  2.4.2 Delivery of Source Code for Structured Negotiations
Product. In consideration of the fact that Vert is not obligated to provide Converge with Maintenance and Support Services for the Structured Negotiations Product under the Maintenance and Support Agreement or any other agreement, Vert shall deliver to Converge, within 30 days following the Effective Date, the Source Code for the Structured Negotiations Product (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation) to the extent such Source Code is owned by VNI or any of the VNI Subsidiaries. Except as otherwise expressly stated in
Section 2.4.3 below, Vert shall have no obligation to deliver to Converge the Source Code for any Vert-General Release Enhancements or Maintenance Updates to the Structured Negotiations Product.

                  2.4.3 Delivery of Source Code on Non-Renewal Election. In the event of a Vert Non-Renewal Election under the Maintenance and Support Agreement, Vert shall deliver to Converge, within 30 days following the end of the then-current term of the Maintenance and Support Agreement, the Source Code for all Products that are Deployed Products as of the end of such term (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation), to the extent such Source Code is owned by VNI or any of the VNI Subsidiaries. In the event of a Converge Non-Renewal Election under the Maintenance and Support Agreement, Vert shall deliver to Converge, within 30 days following the end of the then-current term of the Maintenance and Support Agreement, the Source Code for all Initial Deployed Products (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation), to the extent such Source Code is owned by VNI or any of the VNI Subsidiaries.

                  2.4.4 Source Code for Third-Party Products. With respect to Products that are licensed to VNI or the VNI Subsidiaries by third parties, Vert will reasonably cooperate with Converge to arrange for delivery of the Source Code for such Products to Converge in accordance with the provisions of Section
2.4.2 and Section 2.4.3.

                  2.4.5 Loss of Rights to Source Code. In the event of a Vert Remedy Election all rights of Converge under Section 2.4.1 to use, load, store, transmit, execute, distribute internally, display, modify and have modified, and make and have made Derivative Works of, any Source Code delivered to Converge under Section 2.4.2 or Section 2.4.3, and to receive further Source Code for any Deployed Products or Initial Deployed Products under Section 2.4.3, shall automatically cease. Furthermore, in the event of a Vert Remedy Election, Converge shall erase, destroy or return to Vert all Source Code delivered to Converge under Section 2.4.2 or Section 2.4.3, together with all copies, modifications and Derivative Works thereof, and, upon Vert's written request, shall certify its compliance with this Section 2.4.5 to Vert in writing.

            2.5 Limitation on Worldwide Rights. Notwithstanding any provision to the contrary in this Agreement or in the provisions of the Professional Services Agreement that survive the termination thereof (as set forth in the PSA Termination Agreement), no right or license is granted by Vert to Converge or any of the Converge Subsidiaries to: (a) use, copy, display, perform or transmit the Products listed in Exhibit C as "Japan-Restricted Community Products" or "Japan-Restricted Content Products" (the "Japan-Restricted Community and


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Content Products") in Japan in connection with the development, marketing, implementation, operation or provision of any Internet-based business-to-business vertical trade community that is based on an industry segment and combines content, community interaction and the ability to conduct business transactions on-line, including sales of products and services to businesses, and that has a URL that ends in the top level domain "________________.co.jp" (a "Japanese Site"); (b) adapt or translate the Japan-Restricted Community and Content Products into Japanese in connection with the development, marketing, implementation, operation or provision of a Japanese Site; or (c) use a Japanese translation of the software code enabling the Japan-Restricted Community and Content Products in Japan. Notwithstanding the foregoing, neither Converge nor any Converge Subsidiary shall be deemed to be using, reproducing, displaying, performing or transmitting the software code enabling the Japan-Restricted Community and Content Products, or a Japanese translation thereof, in Japan if a Converge Web Site containing software code enabling the Japan-Restricted Community and Content Products, or a Japanese translation thereof, is hosted outside Japan and is accessed by a third party inside Japan.

            2.6 Use of Documentation. Subject to the other terms of this Agreement, Converge and the Converge Subsidiaries may access and use the Documentation, including by private-labeling said Documentation and by excerpting and/or modifying portions thereof in a manner that is not confusing or misleading, solely in connection with their use (including ancillary uses, such as training, marketing and promotion, etc.) of the Products as permitted under this Agreement.

            2.7 Copies. Converge and the Converge Subsidiaries shall be permitted to make a reasonable number of copies of the Products and the Documentation for the purposes allowed by this Agreement, which copies shall be stored at locations under the control of Converge or at the facilities of Converge's third party hosting and disaster recovery service provider(s). Converge agrees to maintain, and shall require the Converge Subsidiaries to maintain, accurate and complete written or electronic records of the number and location of all copies or partial copies of the Products in their possession or control, including all back-up and archival copies.

            2.8 Third-Party Hosting. Converge and the Converge Subsidiaries shall have the right to sublicense one or more third-party hosting entities to reproduce, install, publicly perform, publicly display and host any of the Products, in Object Code form, on such third party's servers, subject to the terms of this Agreement. Such sublicenses shall be granted pursuant to written agreements that authorize such third-party hosting entities to host, operate and/or maintain such Products solely on behalf of Converge and the Converge Subsidiaries as permitted hereunder.

            2.9 Audit Rights. Each party (the "Auditing Party") shall have the right reasonably to audit, at its expense, the compliance with this Agreement by the other party (the "Audited Party") and its Subsidiaries (together with the Audited Party, the "Auditees"), provided that such audit(s) shall be conducted during normal business hours and in such a manner as not to unreasonably interfere with the operations of the Auditees. Any such audit will be conducted by accountants from a nationally recognized public accounting firm chosen and engaged by the Auditing Party. If any such audit discloses substantial unlicensed use of the Products, the Audited Party shall reimburse the Auditing Party for the reasonable fees and other amounts


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payable by the Auditing Party to the public accounting firm that conducts the audit. The Auditing Party shall use the information obtained or observed in the audit solely for the purposes of (a) determining whether the Auditees have sufficient license rights for their use of the Products and are otherwise complying with the terms and conditions of this Agreement respecting such use, and (b) enforcing its rights under this Agreement and any applicable laws. All such information shall be treated as Confidential Information of the Audited Party for purposes of this Agreement; provided, however, that the Auditing Party may use such information as permitted under clause (b) of the foregoing sentence. Each party shall require each of its Subsidiaries to permit the other party to conduct the audits authorized hereunder.

            2.10 Notice to Users. Converge shall, and shall require the Converge Subsidiaries to, use reasonable efforts to make all users of the Products hereunder (including, without limitation, users of any Converge Marketplace that are permitted to access or use the Products) aware that the Products (a) may only be used subject to the terms and conditions contained in this Agreement and the corresponding Documentation for such Products and (b) may not be copied, transferred or otherwise used in violation of such terms and conditions.

            2.11 No Implied Licenses. No license or other rights to the Products or the Documentation are granted, by implication or otherwise, except as expressly set forth in this Agreement.

            2.12 Delivery. During the Product Term, subject to the provisions of
Section 12, Vert shall offer to deliver to Converge all Future Products and any Vert-General Release Enhancements promptly following the date on which Vert makes the same generally available to its other customers, or, if Vert makes such items available as beta or other early release versions, promptly following the date on which Vert makes the same available in such format to any of its other customers; provided, however, that Vert shall not be obligated to provide Maintenance and Support Services under the Maintenance and Support Agreement for such pre-release versions, and such pre-release versions shall not be used in a production environment without Vert's consent). If Converge elects to implement and deploy any such Future Product or Vert-General Release Enhancement, Vert shall deliver same to Converge pursuant to Section 2.13. As set forth in Section 12 and notwithstanding any other provision in this Agreement to the contrary, the Product Term shall not end upon the occurrence of a Prohibited Change in Control Remedy Election, but Converge's right to receive Future Products released by Vert after the Prohibited Change in Control Remedy Election Date, as well as any Vert-General Release Enhancements to such Future Products, shall automatically terminate. From and after the Prohibited Change in Control Remedy Election Date, until the end of the Product Term, Vert shall only be obligated to deliver to Converge Vert-General Release Enhancements to Products that are Deployed Products as of the occurrence of the Prohibited Change in Control.

            2.13 Method of Delivery and Acceptance. Vert will transfer Products and any associated Documentation by remote telecommunications from the Vert place of business, to a Converge computer at a Converge place of business located in the Commonwealth of Massachusetts. If any such Product and/or associated Documentation cannot be delivered via remote telecommunications to a Converge computer located at a Converge place of business in the Commonwealth of Massachusetts, such Product and/or Documentation will be installed by Vert on a Converge computer located at a Converge place of business in the Commonwealth of

Massachusetts, if any. Converge will not obtain title or possession of any tangible personal property, including any storage media, as a result of the delivery of any Product or associated Documentation under this Agreement. Each Product delivered by Vert to Converge will be deemed accepted by Converge upon Converge's receipt of the complete delivery to a Converge computer located at a Converge place of business.

            2.14 Product List. Vert represents that Exhibit A, in the form initially attached to this Agreement, is a reasonably complete and correct list of all Products existing as of the Effective Date.

      3. Fees and Payments.

            3.1 Fees for Products.

                  3.1.1 General.

                        (A) The fees for the license rights granted to the Products and for Maintenance and Support Services to be provided during the Product Term are set forth in Part I of Exhibit B hereto. Converge shall pay such fees to VNS in accordance with the provisions of Part I of Exhibit B. In addition, Converge's payment obligations under Section 3.1 and Exhibit B of the Original SLA (described in Part II of Exhibit B hereto) shall survive the amendment and restatement of the Original SLA pursuant to this Agreement on a deferred basis (i.e., not be due and payable as long as the payments described in the first two sentences of this Section 3.1 and in Part I of Exhibit B hereto are made), and such surviving payment obligations are subject to being released in full in accordance with the following provisions of this Section 3.1.1.

                        (B) Subject to the conditions (which may be waived by VNS pursuant to a written waiver signed by an authorized officer of VNS) that
(i) Converge pays when due each of the payments required to be made by it under the Part I of Exhibit B hereto and the Maintenance and Support Agreement (and VerticalNet receives good funds in the amount of each such payment) for the period from and including the Effective Date to and including May 1, 2002, (ii) no such payment made by Converge is recovered, recaptured or avoided including, without limitation, by or on behalf of Converge or any bankruptcy trustee or creditor of Converge, on or before the Release Date (defined below), and (iii) Converge does not file for bankruptcy on or before the Release Date, is not subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days or if earlier, the Release Date, and Converge does not make a general assignment for the benefit of its creditors on or before the Release Date, then:
(a) upon the receipt by VNS of each payment by Converge under Part I of Exhibit B hereto, Converge's surviving and deferred payment obligations under the Original SLA (set forth in Part II of Exhibit B hereto) shall be reduced by an amount equal to the payment made by Converge (50% of each payment made shall be applied to reduce Converge's surviving payment obligations under the Original SLA next becoming due at the time of application; and 50% of each payment made shall be applied to reduce Converge's surviving payment obligations under the Original SLA last becoming due at the time of application); and (b) effective on the later date (the "Release Date") to occur of August 1, 2002 or the 91st day after Converge has made the payments required to be made by it on May 1, 2002 under Part I of Exhibit B hereto and the

Maintenance Agreement, Converge's surviving and deferred payment obligations under the Original SLA (set forth in Part II of Exhibit B hereto) shall be forgiven in full and Converge shall be released from all such surviving and deferred payment obligations in full.

                        (C) If (1) Converge fails to pay when due any of the payments required to be made by it under the Part I of Exhibit B hereto or the Maintenance and Support Agreement (or if VerticalNet does not receive good funds in the amount of any such payment) for the period from and including the Effective Date to and including May 1, 2002 and fails to cure such breach within the applicable cure period specified in this Agreement or in the Maintenance Agreement, as applicable (and Vert does not waive such default and Vert's right to receive such payment pursuant to a written waiver signed by an authorized officer of Vert), or (2) any such payment made by Converge is recovered, recaptured or avoided, or (3) if Converge files for bankruptcy on or before the Release Date, is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days or if earlier, the Release Date, or if Converge makes a general assignment for the benefit of its creditors on or before the Release Date, and Vert does not waive such failure, recovery, recapture, avoidance, filing or occurrence pursuant to a written waiver signed by an authorized officer of Vert, then the conditional reduction of, and agreement to forgive Converge's surviving and deferred payment obligations under the Original SLA (set forth in Part II of Exhibit B hereto) pursuant to the preceding sentence shall automatically be terminated, null and void without any further action by Vert. In such event, any reduction of Converge's surviving and deferred payment obligations under the Original SLA (set forth in Part II of Exhibit B hereto) shall be reversed and all such amounts shall be due and owing by Converge, but such amounts shall be reduced by the amount of any payments that were made by Converge to Vert under Part I of Exhibit B and were not recovered, recaptured or avoided after payment was made.

                        (D) The provisions of this Agreement including, without limitation, the provisions of this Section 3.1, reflect a financial accommodation in favor of Converge.

                  3.1.2 Converge Remedy Election. Subject to the provisions of
Section 3.1.1 relating to the deferral, reduction and release of Converge's payment obligations under Section 3.1 and Exhibit B of the Original SLA (described in Part II of Exhibit B hereto), the only event that shall relieve Converge of its obligation to pay the fees pursuant to Exhibit B shall be a Converge Remedy Election, which event shall relieve Converge of its obligation to pay those fees set forth in Exhibit B that first become due and payable after the Converge Remedy Election Date. For the sake of clarity, subject to the provisions of Section 3.1.1 relating to the deferral, reduction and release of Converge's payment obligations under Section 3.1 and Exhibit B of the Original SLA (described in Part II of Exhibit B hereto), Converge shall remain obligated to pay all fees set forth in Exhibit B that become due on or before the Converge Remedy Election Date, but that have not been paid by Converge on or before the Converge Remedy Election Date.

                  3.1.3 Vert Remedy Election or Prohibited Change in Control Remedy Election. Notwithstanding the occurrence of a Vert Remedy Election or a Prohibited Change in Control Remedy Election, subject to the provisions of
Section 3.1.1 relating to the deferral, reduction and release of Converge's payment obligations under Section 3.1 and Exhibit B of the Original SLA (described in Part II of Exhibit B hereto), Converge shall remain obligated to pay the full amount of all fees set forth in Exhibit B, whether such fees become due before, on or after the Vert Remedy Election Date or the Prohibited Change in Control Remedy Election Date.

            3.2 Payments. All payments will be made by Converge in U.S. dollars, without setoff, recoupment or deduction. Amount payable hereunder (other than fees payable under Section 3.1) will be invoiced to Converge by VNS. Payment of such invoiced amounts shall be due within 30 days of Converge's receipt of invoice. All fees and other payments not paid when due shall be subject to late charges of the lesser of (a) 1.5% per month of the overdue amount or (b) the maximum permitted under applicable law.

            3.3 Taxes. The fees and other payments specified in this Agreement are exclusive of any sales, use and other taxes on consumption of goods and services ("Sales Taxes"), however designated or levied, based on this Agreement, the delivery of the Products or services under this Agreement, or Converge's or the Converge Subsidiaries' use thereof. In those jurisdictions in which VNS determines it is required to register, collect and remit Sales Taxes, VNS will separately invoice Converge for such Sales Taxes (which invoices shall be payable by Converge as set forth in Section 3.2), collect such Sales Taxes from Converge and remit such Sales Taxes to the proper taxing authority. In those jurisdictions in which VNS has determined that it does not have a collection responsibility, Converge will be required to self-assess and remit any Sales Taxes due on the purchase of taxable property and services acquired under this Agreement. Converge will retain ultimate responsibility and liability for remitting any Sales Taxes due on the purchase of any property and/or services acquired under this Agreement, including, without limitation, any interest, penalties or additions attributable to or imposed on or with respect to any such assessment excluding any taxes imposed upon the net income of either party). Subject to the express provisions of this Agreement, the parties will cooperate and use their commercially reasonable efforts to minimize or avoid, to the maximum extent allowed by law, the obligation to pay any Sales Taxes that may be levied on payments made under this Agreement or otherwise are chargeable by any applicable government authority with respect to the Products or services under this Agreement.

            3.4 Tax Withholding. If laws, rules or regulations require withholding of any taxes imposed upon amounts payable to a party hereunder, the other party shall make such withholding payments as required and subtract such withholding payments from the amounts payable to such party. The other party shall submit reasonable proof of payment of the withholding taxes to such party within 30 days after obtaining such proof. The parties agree to fully cooperate with each other, including, without limitation, in the filing of appropriate certificates of tax exemption, to ensure that any withholding payments required to be made by the other party are reduced or avoided to the fullest extent permitted by law. Converge shall be deemed to be the sole payor of payments owed to VNS under this Agreement and shall not have the right to substitute any domestic or foreign affiliate for that purpose, and if Converge reincorporates or otherwise reorganizes as a foreign person that would thereupon cause payments hereunder to VNS to become subject to withholding, then Converge shall comply with applicable laws to the extent required and shall gross up the payments otherwise owed to VNS so that VNS receives, net of withholding taxes, the amounts VNS would have received if Converge had not substituted a foreign person or had remained a domestic person.

      4. Disclaimer of Warranties. WITH THE EXCEPTION OF THE INDEMNITY PROVIDED IN SECTION 8, VNI AND ALL AFFILIATES OF VNI SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS RELATING TO THE PRODUCTS AND ANY SERVICES FURNISHED OR OTHERWISE PROVIDED OR TO BE PROVIDED HEREUNDER.

      5. Proprietary Rights. The Products and the Documentation are protected by applicable copyright and other intellectual property laws and international treaty provisions. As between Vert and Converge, but subject to any contrary surviving provisions of the Professional Services Agreement (specified in the PSA Termination Agreement) with respect to Deliverables provided thereunder, and to the rights and licenses granted to Converge hereunder, Vert and its licensors own all right, title and interest (including but not limited to all copyrights, patents, trademarks, trade names and trade secrets and other proprietary rights) in and to the Products and the Documentation. Converge agrees to reproduce all copyright, trademark and other proprietary notices contained on or in the Products or the Documentation, as delivered to Converge, on all copies thereof, and Converge further agrees not to remove or obscure any such notices. Except as expressly set forth in this Agreement, Converge acknowledges and agrees that Vert has no obligation to deliver Source Code under the terms of this Agreement, or to grant Converge any license to use the Source Code form of the Products. Except as expressly permitted hereunder, the Products are not to be licensed, sold, rented, leased or otherwise transferred by Converge. Converge agrees not to (a) decompile, reverse engineer or disassemble or otherwise attempt to reconstruct or discover any Source Code or underlying algorithms of the Products that are provided solely in Object Code form or (b) separate or disassociate any component parts of the Products (it being understood that this restriction shall not restrict Converge from separating or disassociating separately identified modules from Products containing them). Except as expressly set forth in this Agreement and in the surviving provisions of the Professional Services Agreement (set forth in the PSA Termination Agreement), Converge shall not modify or change the Products or the Documentation (except to configure the Products by means of their user-enabled features) in any manner, nor may Converge create any Derivative Works of the Products or the Documentation. The provisions of this
Section 5 shall apply equally to the Converge Subsidiaries and Converge shall ensure that any Converge Subsidiaries provided with access to or use of the Products are bound thereby.

      6. Source Code Escrow.

            6.1 Escrow Materials. Vert has delivered to the Escrow Agent, to be held in escrow pursuant to the Escrow Agreement, true and complete copies of the Source Code for the Initial Deployed Products (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation, with the understanding that Vert may remove the Source Code for any Trade Secret Module from escrow at the time it places its corresponding API Documentation into escrow, but excluding the Source Code for the Structured Negotiations Product) owned by VNI or any of the VNI Subsidiaries and existing as of the Effective Date. Promptly following the date on which any other Product owned by VNI or any the VNI Subsidiaries becomes a Deployed Product under this Agreement, or an Enhancement or Maintenance Update for a Deployed Product becomes generally available, but in any event at least once per calendar quarter, Vert shall deliver to the Escrow Agent the Source Code for such other Deployed Products, Enhancements and Maintenance Updates (including, with respect to Trade Secret Modules, either the Source Code for such Trade Secret Modules or their corresponding API Documentation, with the understanding that Vert may remove the Source Code for any Trade Secret Module from escrow at the time it places its corresponding API Documentation into escrow) to be held in escrow pursuant to the provisions of the Escrow Agreement. All of the foregoing materials delivered by Vert to the Escrow Agent are referred to herein as the "Escrow Materials."

            6.2 Release Events. For purposes of this Agreement, the following shall be deemed "Release Events": (a) VNI becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days, or makes a general assignment for the benefit of its creditors; (b) Vert ceases to offer any Maintenance and Support Services for a Deployed Product other than as a result of the expiration or termination of the Maintenance and Support Agreement in accordance with its terms; (c) a Vert Non-Renewal Election occurs and Vert fails to deliver to Converge the Source Code for all Deployed Products within the time period specified in Section 2.4.3 above; or (d) a Converge Non-Renewal Election occurs and Vert fails to deliver to Converge the Source Code for all Initial Deployed Products within the time period specified in Section 2.4.3 above. Notwithstanding anything to the contrary herein, (i) if the claimed Release Event is under clause (b) above, only the Escrow Materials for the Product that is the subject of the Release Event, together with all associated Maintenance Updates and Enhancements, shall be subject to release to Converge hereunder; (ii) if the claimed Release Event is under clause (c) above, only the Escrow Materials for the Deployed Products, together with all associated Maintenance Updates and Enhancements, shall be subject to release to Converge hereunder; and (iii) if the claimed Release Event is under clause (d) above, only the Escrow Materials for the Initial Deployed Products, together with all associated Maintenance Updates and Enhancements, shall be subject to release to Converge hereunder.

            6.3 Delivery of Escrow Materials. Should Converge desire to obtain any Escrow Materials due to the occurrence of a Release Event, Converge shall provide Vert and the Escrow Agent with written notice thereof. The Escrow Agent shall be instructed to promptly provide a copy of such notice to Vert. Unless the Escrow Agent receives written notice from Vert contesting the occurrence of such Release Event within 15 days after Vert receives such copy of Converge's notice, the Escrow Agent shall be instructed to deliver the relevant Escrow Materials to Converge forthwith. In the event Vert contests the occurrence of the Release Event, the matter shall be resolved as expeditiously as possible in accordance with the dispute resolution provisions of the Escrow Agreement and the Escrow Materials shall remain in escrow until such time as the matter is resolved.

            6.4 Fees of Escrow Agent. Converge shall pay all fees and other amounts payable to the Escrow Agent under the Escrow Agreement.

            6.5 Escrow of Third-Party Products. With respect to Products that are licensed to VNI or the VNI Subsidiaries by third parties, Vert will reasonably cooperate with Converge to arrange for true and complete copies of the Source Code for such Products to be deposited with the Escrow Agent and to be held in escrow in accordance with the provisions of this Section 6 and the Escrow Agreement.

      7. Limitation of Liability.

            7.1 Disclaimer of Certain Damages.

                  7.1.1 Consequential and Similar Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUES OR BUSINESS OPPORTUNITIES) HOWEVER CAUSED AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF ANY SUCH DAMAGES IN ADVANCE. The foregoing limitation is independent of any exclusive remedies available to either party under this Agreement including any failure of such remedies.

                  7.1.2 Loss of Data, Usage, Etc. VERT DOES NOT GUARANTEE THAT THE PRODUCTS WILL OPERATE WITHOUT ERROR OR INTERRUPTION AND VERT SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES ASSOCIATED WITH LOSS OF DATA OR INTERRUPTION OR LOSS OF USE OF PRODUCTS RESULTING THEREFROM.

            7.2 Sole Remedy. IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO A PRODUCT OR ANY SERVICES PROVIDED OR TO BE PROVIDED UNDER THIS AGREEMENT, THE REMEDIES SET FORTH IN THIS AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE MAINTENANCE AND SUPPORT AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION IS ATTRIBUTABLE TO A MAINTENANCE UPDATE, ENHANCEMENT OR ANY SERVICES PROVIDED UNDER THE MAINTENANCE AND SUPPORT AGREEMENT, THE REMEDIES SET FORTH IN THE MAINTENANCE AND SUPPORT AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO A PARTY FOR SUCH CLAIM OR CAUSE OF ACTION. For the sake of clarity, the parties acknowledge that claims concerning Vert's ownership of and Converge's license rights to any Maintenance Updates, Enhancements or associated Documentation shall be deemed to have arisen under this Agreement, that claims with respect to Vert's delivery of any Vert-General Release Enhancements or associated Documentation, or the performance or non-performance of any Vert-General Release Enhancements, shall be deemed to have arisen under this Agreement, and that claims with respect to Vert's delivery of any Maintenance Updates, Converge-Requested Enhancements or associated Documentation, or the performance or non-performance of any Maintenance Updates or Converge-Requested Enhancements, shall be deemed to have arisen under the Maintenance and Support Agreement. NO LIABILITY SHALL EXTEND UNDER THIS AGREEMENT TO

ANY THIRD PARTY (INCLUDING, BUT NOT LIMITED TO, ANY AFFILIATES OF VNI OTHER THAN VNS, OR THEIR LICENSORS) IF NOT INVOLVED IN THE DEVELOPMENT, LICENSING OR DELIVERY OF THE PRODUCTS OR ANY SERVICES HEREUNDER.

            7.3 Maximum Aggregate Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE MAXIMUM LIABILITY OF EACH PARTY TO THE OTHER OR TO ANY THIRD PARTY FOR CLAIMS FOR DAMAGES, OR CLAIMS FOR INDEMNIFICATION UNDER SECTION 8, IF ANY, RELATING TO THIS AGREEMENT OR THE PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, STRICT PRODUCT LIABILITY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE, SHALL NOT
EXCEED: (I) FOR ALL CLAIMS IN THE AGGREGATE, $3,000,000, AND (II) FOR ANY INDIVIDUAL CLAIM, THE GREATER OF $1,000,000 PER PRODUCT OR THE LIST PRICE OF SUCH PRODUCT AS OF THE DATE ON WHICH THE CLAIM OR CAUSE OF ACTION FIRST AROSE. THE FOREGOING LIMITATIONS ON EACH PARTY'S AGGREGATE LIABILITY TO THE OTHER SHALL BE IN ADDITION TO ANY FEES AND OTHER AMOUNTS DUE AND OWING UNDER SECTION 3. FOR PURPOSES OF THIS SECTION 7.3, THE TERM "PARTY" MEANS CONVERGE ON THE ONE HAND, AND VNI AND VNS COLLECTIVELY ON THE OTHER HAND, SO THAT AS TO VNI AND VNS THE LIMITATIONS IN THIS SECTION 7.3 ARE COLLECTIVE LIMITATIONS AND NOT SEPARATE LIMITATIONS FOR EACH OF VNI AND VNS.

            7.4 Exceptions. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS
SECTION 7 SHALL NOT APPLY WITH RESPECT TO (A) ANY CLAIMS OF BODILY INJURY OR DAMAGE TO TANGIBLE PERSONAL PROPERTY RESULTING FROM WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (B) ANY BREACH OF THE PROVISIONS GOVERNING LICENSE RIGHTS AND RESTRICTIONS IN SECTION 2, (C) ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN
SECTION 9, OR (D) LIABILITY FOR PAYMENT OF INTEREST ADDED BY A COURT OF LAW OR AN ARBITRATION PANEL TO A JUDGMENT ENTERED IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT.

            7.5 Duty to Mitigate. Each party will have a duty to take reasonable steps to mitigate damages for which the other party is responsible.

            7.6 Acknowledgement. Each of the parties acknowledge that the disclaimers and limitations set forth in this Section 7 are an essential element of this Agreement between the parties and that the parties would not have entered into this Agreement without such disclaimers and limitations.

      8. Indemnification.

            8.1 By Vert.

                  8.1.1 Vert Indemnity. Vert agrees to defend and hold Converge and its officers, directors, employees and agents harmless from and against any suit, claim or action by any unaffiliated third party (a "Converge Claim") alleging that any of the Products, when used within the scope of this Agreement and its corresponding Documentation, infringe upon or misappropriate any U.S. patent, European Union Office patent, patent of a country in the European Union, copyright or trade secret of a third party. Vert further agrees to indemnify Converge and its officers, directors, employees and agents for any damages, costs, liabilities, expenses (including, without limitation, attorneys fees) and settlement amounts payable to unaffiliated third parties in connection with such Converge Claims. The foregoing obligations shall not extend to any Converge Claims arising out of or related to (a) a modification of the Products by or at the direction of anyone other than Vert, to the extent that such modification is the cause of such infringement; (b) a combination of the Products with any third party software or equipment neither recommended, approved or authorized by Vert in writing, whether in any Documentation for the Product or otherwise, to the extent that such combination is the cause of such infringement; (c) portions of the Products that are developed based on unique specifications or requirements provided or selected by Converge, to the extent that such portion is the cause of such infringement; (d) with respect to any Initial Deployed Product, any infringement claims concerning any U.S. patent, European Union Office patent or patent of a country in the European Union issued after the Effective Date; and
(e) with respect to any other Product, any infringement claims concerning any U.S. patent, European Union Office patent or patent of a country in the European Union issued after the date such Product becomes a Deployed Product. For the purposes of this Section 8.1, the term "Products" shall exclude the Vert-Owned Deliverables and Converge-Requested Enhancements.

                  8.1.2 Converge Obligation. Vert's obligations to defend, indemnify and hold Converge harmless are subject to Converge (a) giving Vert prompt written notice of any such Converge Claim; (b) giving Vert sole control over the defense and settlement of any such Converge Claim; (c) providing full cooperation for the defense of any such Converge Claim, at Vert's expense; and
(d) not entering into any settlement or compromise of any such Converge Claim without Vert's prior written approval.

                  8.1.3 Mitigation. If Converge is enjoined or is reasonably likely to be enjoined from using any Products as permitted hereunder by reason of any actual or threatened Converge Claim for which Vert is required to indemnify Converge under Section 8.1.1, Vert will, at its own expense, exercise the first of the following remedies that is practicable: (i) obtain for Converge the right to continue to use, sell and license the Products as permitted under this Agreement; (ii) modify Products so they are non-infringing and functionally equivalent in all material respects to the infringing Products; or (iii) replace the Products, or other affected Products, with non-infringing ones that are functionally equivalent in all material respects to the infringing Products; provided, however, that Vert may seek to provide the remedies in (ii) or (iii) above prior to seeking to provide the remedy in (i) above only if such decision would not have a significant adverse impact on Converge's ability to provide uninterrupted products or services to its customers; provided, however, that with respect to infringement claims concerning U.S.

patents, European Union Office patents or patents of a country in the European Union, Vert shall in no event be required to incur costs or expenses in excess of $1,000,000, in the aggregate and regardless of the number of claims involved, in performing its obligations under this Section 8.1.3. If all of the remedies set forth in the preceding sentence are neither technically feasible nor available on commercially reasonable terms, then Vert may, or if the following remedy is requested by Converge, then Vert shall, require the return of the affected Products and pay to Converge the list price charged by Vert for such Products and, with respect to Converge-Requested Enhancements, the amount paid by Converge for such Enhancements.

                  8.1.4 Sole Remedy. IF A CLAIM OR CAUSE OF ACTION RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT IS ATTRIBUTABLE TO A PRODUCT (BUT EXCLUDING ANY VERT-OWNED DELIVERABLES), THE REMEDIES SET FORTH IN THIS SECTION 8, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THE PROFESSIONAL SERVICES AGREEMENT THAT SURVIVE IN ACCORDANCE WITH THE PSA TERMINATION AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO CONVERGE FOR SUCH CLAIM OR CAUSE OF ACTION. IF A CLAIM OR CAUSE OF ACTION RELATING TO THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT IS ATTRIBUTABLE TO A DELIVERABLE OR ANY SERVICES PROVIDED UNDER THE PROFESSIONAL SERVICE AGREEMENT (EXCLUDING ANY UNDERLYING PRODUCTS (OTHER THAN VERT-OWNED DELIVERABLES) INCLUDED IN SUCH DELIVERABLES), THE REMEDIES SET FORTH IN THE PROFESSIONAL SERVICES AGREEMENT THAT SURVIVE IN ACCORDANCE WITH THE PSA TERMINATION AGREEMENT, TO THE EXCLUSION OF THE REMEDIES SET FORTH IN THIS AGREEMENT, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO CONVERGE FOR SUCH CLAIM OR CAUSE OF ACTION.

            8.2 By Converge.

                  8.2.1 Converge Indemnity. Converge agrees to defend and hold Vert and its officers, directors, employees and agents harmless from and against any suit, claim or action by any unaffiliated third party (a "Vert Claim") relating to (a) the operation of and/or business conducted on or through any Converge Marketplace, except to the extent that the occurrence giving rise to such Vert Claim is a suit, claim or action by any unaffiliated third party alleging that any Product, when used within the scope of the rights granted to Converge under this Agreement, infringes upon or misappropriates any U.S. or foreign patent copyright, trade secret or other intellectual property rights of a third party, but such exception shall not apply to the extent that the alleged infringement or misappropriation (1) arises out of or relates to (A) a modification of the Product by Converge or at the direction of Converge by anyone other than Vert, to the extent that such modification is the cause of such infringement; (B) a combination of the Product with any third party software or equipment neither recommended, approved or authorized by Vert in writing, whether in any Documentation for the Product or otherwise, to the extent that such combination is the cause of such infringement; or (C) portions of the Product that are developed based on unique specifications or requirements provided or selected by Converge, to the extent that such portion is the cause of such infringement; and (2) concerns any

U.S. patent, European Union Office patent or patent of a country in the European Union issued on or before the date on which such modified, combined or developed Product is first implemented or utilized by Converge on an ongoing basis in conjunction with the maintenance, enhancement and operation of the Converge Marketplace (such date, a "Converge Modification Deployment Date"); (b) the use of any Product outside the scope the rights granted to Converge under this Agreement; or (c) any claim associated with any Converge product or service to the extent not based on Products or service provided by Vert hereunder. Converge further agrees to indemnify Vert and its officers, directors, employees and agents for any damages, costs, liabilities, expenses (including, without limitation, attorneys fees) and settlement amounts payable to unaffiliated third parties in connection with such Vert Claims.

                  8.2.2 Vert Obligation. Converge's obligations to defend, indemnify and hold harmless Vert are subject to Vert (a) giving Converge prompt written notice of any such Vert Claim; (b) giving Converge sole control over the defense and settlement of any such Vert Claim; (c) providing full cooperation for the defense of any such Vert Claim, at Converge's expense; and (d) not entering into any settlement or compromise of any such Vert Claim without Converge's prior written approval.

            8.3 Expiration of Obligations. The rights and obligations of each party under this Section 8 shall automatically terminate with respect to any Converge Claims not identified by Converge to Vert in writing, and any Vert Claims not identified by Vert to Converge in writing, as of the second anniversary of (a) with respect to Converge Claims concerning any Initial Deployed Product, the Effective Date; (b) with respect to Converge Claims concerning any other Product, the date on which such Product becomes a Deployed Product; and (c) with respect to Vert Claims, the sooner of the applicable Converge Modification Deployment Date or the date the Product Term ends.

      9. Confidential Information.

            9.1 Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all proprietary or non-public information of a party (including, without limitation, any Source Code furnished by or to Converge hereunder) whether in oral, written or other tangible form that the party disclosing the information (the "Discloser") designates as being confidential or which, under the circumstances surrounding disclosure, the receiving party (the "Recipient") knows or has reason to know should be treated as confidential.

            9.2 Nondisclosure and Nonuse Obligations. Each of the parties, as Recipient, agrees that such Recipient will not use, disseminate, or in any way disclose any Confidential Information of the other party, as Discloser, to any person, firm or business, except to the extent necessary for the performance of such party's obligations or the enjoyment of such party's rights and benefits hereunder, and for any other purpose such Discloser may hereafter authorize in writing. Each of the parties, as Recipient, agrees that such Recipient shall treat all Confidential Information of the other party, as Discloser, with the same degree of care as such Recipient accords to such Recipient's own Confidential Information, but in no case less than reasonable care. Each of the parties, as Recipient, agrees that such Recipient shall disclose Confidential Information of the other party, as Discloser, only to those of such Recipient's employees who need to know such information, and such Recipient certifies that such Recipient employees have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the Discloser, to be bound by terms and conditions substantially similar to those terms and conditions applicable to such Recipient under this Agreement. Each of the parties, as Recipient, shall immediately give notice to the other party, as Discloser, of any unauthorized use or disclosure of Discloser's Confidential Information. Each of the parties, as Recipient, agrees to assist the other party, as Discloser, in remedying any such unauthorized use or disclosure of Discloser's Confidential Information.

            9.3 Exclusions from Nondisclosure and Nonuse Obligations. The obligations under this Section 9 of each of the parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that Recipient can document: (a) was in the public domain at or subsequent to the time such portion was communicated to Recipient by Discloser through no fault of Recipient; (b) was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Recipient by Discloser; (c) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (d) was communicated by Discloser to an unaffiliated third party free of any obligation of confidence. A disclosure by either of the parties, as Recipient, of Confidential Information of the other party, as Discloser, either (i) in response to a valid order by a court or other governmental body; (ii) as otherwise required by law; or (iii) as necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement by Recipient or a waiver of confidentiality for other purposes; provided, however, that Recipient shall provide prompt prior written notice thereof to Discloser to enable Discloser to seek a protective order or otherwise prevent such disclosure.

            9.4 Confidentiality of this Agreement. The parties hereto agree to keep the terms of this Agreement confidential and not to divulge any part thereof to any third party except: (a) with the prior written consent of the other party; (b) to any governmental body having jurisdiction to request and to read the same; (c) as otherwise may be required by law or legal process; or (d) to legal counsel representing either party. Notwithstanding the foregoing, no disclosure of this Agreement shall be made pursuant to clauses (b) or (c) of the foregoing sentence without the disclosing party first giving the other party reasonable notice prior to the intended disclosure so as to allow the other party sufficient time to seek a protective order or otherwise assure the confidentiality of this Agreement as that other party shall deem appropriate. Each party agrees not to file this Agreement as an exhibit to its SEC filings without first redacting and requesting confidential treatment for any information reasonably considered by the other party to be confidential. Such other party shall inform the first party of any such information it wishes to redact and request confidential treatment for within five Business Days following the date such other party is requested to do so in writing. Nothing herein shall prohibit either party from complying with applicable securities or other laws, rules or regulations.

      10. Term; Events of Default; and Remedies.

            10.1 Term. The term of this Agreement shall commence upon the Effective Date and continue in perpetuity unless terminated by parties in accordance with the provisions of Section 14.1.

            10.2 Events of Default. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement: (a) either party becomes insolvent, files for bankruptcy or is subjected to involuntary bankruptcy proceedings that are not dismissed within 60 days, or makes a general assignment for the benefit of its creditors;
(b) either party breaches any material provision of this Agreement (excluding a payment breach by Converge of the type described in clause (c) below, which is covered by such clause (c)) and the result is the non-breaching party experiencing a substantial deprivation of the benefits to which the non-breaching party is entitled under this Agreement, or of the value of the non-breaching party's Intellectual Property Rights, which material breach is not cured by the breaching party within 45 days after the breaching party's receipt of the non-breaching party's written notice specifying the breach in detail; provided, however, that if the breach is of such a nature that it may be cured, but it may not reasonably be cured within such 45-day period, the non-breaching party may not terminate this Agreement unless such breach is not cured by the breaching party on or before the 90th day after the breaching party's receipt of the non-breaching party's notice of breach if breaching party has commenced substantial efforts to cure the breach within the initial 45-day period and has continued in good faith to work to cure the breach as soon as reasonably practicable thereafter, or (c) Converge fails to pay when due any amounts payable under Section 3.1 and Exhibit B hereto and fails to cure such breach within three (3) Business Days after Vert gives Converge written notice specifying the breach.

            10.3 Remedies.

                  10.3.1 Remedies of Vert. Immediately upon the occurrence of an Event of Default by Converge under Section 10.2(a), (b) or (c), Vert shall have the right, but not the obligation, to make a "Vert Remedy Election," exercisable by delivering written notice thereof to Converge within 10 Business Days after the occurrence of such Event of Default by Converge. Vert shall not have the right to terminate this Agreement upon the occurrence of an Event of Default by Converge under Section 10.2(a), (b) or (c) or any other breach by Converge under this Agreement.

                  10.3.2 Remedies of Converge. Immediately upon the occurrence of an Event of Default by Vert under Section 10.2, Converge shall have the right, but not the obligation, to make a "Converge Remedy Election," exercisable by delivering written notice thereof to Vert within 10 Business Days after the occurrence of such Event of Default by Vert. Converge shall not have the right to terminate this Agreement upon the occurrence of an Event of Default by Vert under Section 10.2 or any other breach by Vert under this Agreement.

      11. Effect of Remedy Election. Upon the occurrence of a Vert Remedy Election or a Converge Remedy Election, the Product Term shall end effective on the Vert Remedy Election Date or the Converge Remedy Election Date, as applicable, and each party shall erase, destroy or return to the other party all copies of the Confidential Information of or provided by such party, and, upon such other party's written request, shall certify its compliance with this
Section 11 to the other party in writing. Effective as of the Vert Remedy Election Date or the Converge Remedy Election Date, as applicable, Converge's right to receive Future Products released by Vert thereafter, as well as any Vert-General Release Enhancements to such Future Products, shall automatically terminate. Notwithstanding the foregoing provisions of this Section 11, (a) with respect to and for so long as any licenses granted to Converge respecting Products survive a

Vert Remedy Election or a Converge Remedy Election, as applicable, Converge shall not be required to erase, destroy or return such Products or any Confidential Information of VNI or any of the VNI Subsidiaries respecting such Products, and (b) with respect to and for so long as any licenses granted to Converge respecting Source Code survive a Converge Remedy Election, Converge shall not be required to erase, destroy or return such Source Code or any Confidential Information of VNI or any of the VNI Subsidiaries respecting such Source Code. With respect to the payment obligations of Converge relating to the effect or lack of effect of a Converge Remedy Election or Vert Remedy Election, respectively, the provisions of Section 3.1.2 and/or Section 3.1.3 shall apply.

      12. Prohibited Change in Control of Converge. If a Prohibited Change in Control of Converge shall occur at any time during the term of this Agreement, Vert shall have the right, but not the obligation, to make a "Prohibited Change in Control Remedy Election," exercisable by delivering written notice thereof to Converge within 10 Business Days after Vert receives written notice of the occurrence of the Prohibited Change in Control of Converge, or the Prohibited Change in Control of Converge is publicly announced. Upon the occurrence of a Prohibited Change in Control Remedy Election, the Product Term shall not end but Converge's right to receive Future Products released by Vert after the Prohibited Change in Control Remedy Election Date, as well as any Vert-General Release Enhancements to such Future Products, shall automatically terminate. From and after the Prohibited Change in Control Remedy Election Date, until the end of the Product Term, Vert shall only be obligated to deliver to Converge Vert-General Release Enhancements to Products that are Deployed Products as of the occurrence of the Prohibited Change in Control. With respect to the payment obligations of Converge relating to the lack of effect of a Prohibited Change in Control Remedy Election the provisions of Section 3.1.3 shall apply.

      13. Compliance with U.S. Export Laws. Converge acknowledges that the laws and regulations of the United States may restrict the export and re-export of commodities and technical data of United States origin, including the Products and the Documentation in any medium. Each party agrees that it will not export or re-export the Products or the Documentation in any form without the appropriate United States and foreign government licenses.

      14. General.

            14.1 Termination and Survival. This Agreement and all rights and licenses granted herein may be terminated only upon written agreement of the parties. Upon any such termination, Section 1, Section 2.9, Section 4, Section 5, Section 7, Section 8, Section 9, Section 13 and Section 14 shall survive.

            14.2 Notices. All notices permitted or required under this Agreement ("Notices") shall be in writing and shall be delivered as follows with notice deemed given as indicated (a) by personal delivery when delivered personally;
(b) by overnight courier upon written verification of receipt; or (c) by certified or registered mail, return receipt requested, five days after deposit in the mail. All Notices shall be properly addressed as follows, or to such other addresses as may be specified in a Notice given hereunder:

If to VNI or VNS:                            with a copy to:

Attn: General Counsel                        Attn: Michael L. Pillion
VerticalNet, Inc.                            Morgan, Lewis & Bockius, LLP
507 Prudential Road                          1701 Market Street
Horsham, Pennsylvania 19044                  Philadelphia, Pennsylvania 19103

If to Converge:

Attn: General Counsel
Converge, Inc.
Four Technology Drive
Peabody, MA  01960

            14.3 Force Majeure. Except for the obligation to pay monies due, neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, or any other cause which is beyond the control of such party.

            14.4 Waiver. An effective waiver under this Agreement must be in writing signed by the party waiving its right. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of subsequent breaches of that or any other provision hereof.

            14.5 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

            14.6 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

            14.7 No Solicitation. During the Product Term and for a period of one year thereafter, Converge and Vert each agree not to directly or indirectly solicit, encourage or cause others to solicit or encourage any employees or individual independent contractors of the other party to terminate their employment or independent contracting relationship with the other party and become an employee or independent contractor of the soliciting party or its Affiliate. This provision does not prohibit a party's responding to unsolicited employment inquiries and/or any indirect solicitations and other employment activities (e.g., job postings, advertising of positions) that are not specifically targeted at any particular individual. In the event of a Vert-Non-Renewal Election, the provisions of this Section 14.7 shall cease to apply with respect to Converge's solicitation or encouragement of any of the VNE Service Personnel (as such term is defined in the Maintenance and Support Agreement) to terminate their employment or independent contracting relationship with Vert and become an employee or independent contractor of Converge or its Affiliate.

            14.8 Choice of Law; Waiver of Jury Trial; Limitation of Action. This Agreement and performance under this Agreement shall be governed by the laws of the United States of America and of the Commonwealth of Pennsylvania as applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two years from the date on which the cause of action arose.

            14.9 No Agency. Nothing contained herein shall be construed as creating any agency, partnership or other form of joint enterprise between the parties or to allow either party to bind the other or incur any obligation on its behalf.

            14.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

            14.11 Assignment. A party may assign this Agreement to any Affiliate. Otherwise, neither party may assign this Agreement without the other party's prior written consent (not to be unreasonably withheld). No transfer of this Agreement by operation of law or change in Control of a party, including, without limitation, by merger, consolidation or sale or other transfer of equity interests, shall be considered an assignment for purposes of this Section 14.11. However, if a Prohibited Change in Control of Converge occurs, Vert shall have the right to make a Prohibited Change in Control Remedy Election under Section
12. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

            14.12 No Third-Party Beneficiaries. Except as expressly stated in
Section 8, nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the parties and their successors and permitted assigns.

            14.13 Non-Exclusive Agreement. Except as expressly stated herein, this Agreement is not exclusive as to either party, and, subject to the express provisions of this Agreement, each party will have the right to conduct any other business in which it may now or hereafter be engaged.

            14.14 Entire Agreement. This Agreement, together with the PSA Termination Agreement, the Maintenance and Support Agreement and the Escrow Agreement, are the entire agreement between Vert and Converge relating to the subject matter of this Agreement. This Agreement shall supersede any prior agreement or understanding, whether written or oral, and any other communications between Vert and Converge relating to the subject matter of this Agreement. This Agreement may only be amended by a writing specifically referencing this Agreement, which has been signed by authorized representatives of each party.

      IN WITNESS WHEREOF, the undersigned do hereby execute this parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above in this Agreement.

VerticalNet, Inc.                            Converge, Inc.

By:__________________________________        By:________________________________

_____________________________________        ___________________________________
(Print Name)                                 (Print Name)

Title:_______________________________        Title:_____________________________


VerticalNet Enterprises LLC

By:__________________________________

_____________________________________
(Print Name)

Title:_______________________________

                                    Exhibit A
                                Current Products

VERTICALNET(TM) APPLICATIONS:

              Auction/Reverse Auction
              Exchange
              Aggregated Catalog
              Distributed Catalog
              RFQ
              Structured Negotiations
              Spend Analysis

VERTICALNET(TM) TOOLS (FOR INTERNAL DEVELOPMENT USE ONLY):

              Ontology Builder
              XEM Visibility Portal
              Content Publisher
              Intelligent Publishing Agent

VERTICALNET(TM) PLATFORM:

                 XEM Platform

                                    Exhibit B
                                      Fees

                                     Part I

The fees due and owing from Converge under Section 3.1 of the Agreement to which this Exhibit is Attached are as follows:

$4,500,000 payable on the Effective Date

$4,500,000 payable on November 1, 2001

$4,000,000 payable on December 1, 2001

$4,500,000 payable on February 1, 2002

$4,500,000 payable on May 1, 2002

                                     Part II

Converge's payment obligations under the Original SLA that survive the amendment and restatement of the Original SLA but are to be deferred and reduced pursuant to Section 3.1 of the Agreement to which this Exhibit is Attached, subject to the conditions set forth in such Section 3.1, are as follows:

$12,500,000 payable on January 31, 2002

$12,500,000 payable on July 31, 2002

$12,500,000 payable on January 31, 2003

$7,500,000 payable on July 31, 2003

                                    Exhibit C
                 Japan-Restricted Community and Content Products

VERTICALNET CONTENT REPOSITORY              VIRTUAL PRODUCTS

-   Article Editor                          - Virtual Workplace
-   Download Editor                         - Virtual Office
-   Storefront Editor                       - Virtual Eckfield
-   E-commerce Center Editor
-   Storefront Migration Q/A
-   Document Editor
-   Document Bucket Editor
-   Link Bucket Editor
-   Query Editor
-   Author Editor
-   Source Editor
-   Tag Creator
-   Tag Editor
-   External Tag Treeview
-   External Editor Tools

VERTICALNET ONLINE TOOLS

-   New Online Creation Management
-   Existing Online Management Tools

VERTICALNET EDITOR TOOLS

-   Online Management
-   Ad Manager
-   Newsletter Management
-   Association Creation/Management
-   Buyer's Guide Database Management
-   Career Center Creation/Management
-   Chat Management
-   RFP/RFQ management
-   Admin User Management
-   Events Calendar Management
-   Industry Deals Interface
-   Editor's Biography Management
-   Discussion Forum Interface
-   Survey Management
-   User Registration Management
-   Bookstore Market Place Management

                                    Exhibit D
                                  Terms of Use

LIMITED LICENSE

The Converge Marketplace contains technology, information and other materials, such as text, graphics, logos, button icons, images, audio clips, features and functionality that we have licensed from third parties (collectively "Third-Party Content"). You may use, access and display the Third-Party Content solely in connection with your use of the Converge Marketplace and any services we provide through the Converge Marketplace, and only for so long as you comply with these terms and conditions of use. Any other use, reproduction, modification, distribution or republication of the Third-Party Content without the prior written consent of our third-party licensors is strictly prohibited.

COPYRIGHT AND PROPRIETARY RIGHTS

The Third-Party Content is the property of our third-party licensors or their licensors and is protected by United States and international copyright law, trademark law and/or patent law, as well as other state, federal and international laws and regulations. Except as expressly stated above, neither we nor our third-party licensors grant any rights to you under any copyrights, trademarks, patents or other laws and regulations respecting the Third-Party Content.

DISCLAIMERS

NEITHER WE NOR OUR THIRD-PARTY LICENSORS REPRESENT OR WARRANT THAT THE THIRD-PARTY CONTENT IS ERROR-FREE, OR THAT ANY ERRORS IN THE THIRD-PARTY CONTENT CAN OR WILL BE CORRECTED. NOR DO WE OR OUR THIRD PARTY LICENSORS MAKE ANY REPRESENTATIONS OR WARRANTIES ABOUT THE ACCURACY, RELIABILITY, CURRENCY, QUALITY, PERFORMANCE OR SUITABILITY OF ANY THIRD-PARTY CONTENT. TO THE FULLEST EXTENT PERMISSIBLE BY LAW, WE AND OUR LICENSORS DISCLAIM ALL WARRANTIES OF ANY KIND RESPECTING THE THIRD-PARTY CONTENT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

LIMITATIONS OF LIABILITY

IN THE EVENT OF ANY PROBLEM WITH THE THIRD-PARTY CONTENT, YOU AGREE THAT YOUR SOLE REMEDY IS TO CEASE USING SUCH CONTENT. UNDER NO CIRCUMSTANCES SHALL WE OR OUR THIRD-PARTY LICENSORS, OR ANY OF OUR OR THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR ANY DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, ARISING FROM OR IN CONNECTION WITH THE THIRD-PARTY CONTENT OR YOUR USE OF SUCH CONTENT, WHETHER UNDER A THEORY OF BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN WE OR OUR THIRD-PARTY LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH

DAMAGES. THESE LIMITATIONS OF LIABILITY SHALL NOT APPLY TO THE EXTENT PROHIBITED BY LAW.

INDEMNIFICATION

You agree to defend, indemnify and hold harmless us and our third-party licensors, and our and their respective officers, directors, shareholders, employees, agents and representatives, from and against any and all claims, actions, demands, liabilities, losses or damages (including reasonable legal and accounting fees) arising out of or related to your use of the Third-Party Content or any violation of these terms and conditions of use.

THIRD-PARTY BENEFICIARY

Our licensors of the Third-Party Content shall be third-party beneficiaries of these terms and conditions of use, and shall be entitled to separately enforce such terms and conditions of use against you.